C.H. Robinson 14701 Charlson Rd. Eden Prairie, MN 55347 www.chrobinson.com
FOR IMMEDIATE RELEASE	FOR INQUIRIES, CONTACT: Chuck Ives, Senior Director of Investor Relations Email: chuck.ives@chrobinson.com

C.H. Robinson Reports 2026 Second Quarter Results
Eden Prairie, MN, July 29, 2026 - C.H. Robinson Worldwide, Inc. (“C.H. Robinson”) (Nasdaq: CHRW) today reported financial results for the quarter ended June 30, 2026.
Second Quarter Highlights:
•Mid-cycle operating margin targets achieved while the freight market is still in the trough of the demand cycle
•Company continues to deliver secular earnings growth driven by market share gains, disciplined revenue management and evergreen productivity improvements fueled by its Lean AI strategy
•North American Surface Transportation ("NAST") volume increased approximately 1.5% year-over-year compared to a 3.3% decline in the Cass Freight Shipment Index, reflecting the 13th consecutive quarter of market outgrowth
•NAST truckload adjusted gross profit per shipment(1) held flat year-over-year despite a significant increase in truckload spot market costs
•Income from operations increased 18.4% to $255.7 million
•Adjusted income from operations(1) increased 19.5% to $263.2 million
•Diluted earnings per share ("EPS") increased 23.8% to $1.56
•Adjusted diluted EPS(1) increased 24.8% to $1.61
•Cash generated by operations decreased by $191.2 million to $35.9 million
•Cash returned to shareholders increased 87.5% to $301.3 million
(1) Adjusted gross profit, adjusted income from operations, and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

"I want to begin by thanking our people for their relentless efforts to provide exceptional service to our customers and carriers, for embracing the Robinson operating model and continuing to execute with discipline. These efforts contributed to the high-quality earnings we reported today," said President and Chief Executive Officer, Dave Bozeman. "When I became CEO three years ago, we committed to delivering higher highs and higher lows across freight market cycles. Our second quarter results are yet another example of delivering on that commitment. Despite being in the trough of the freight market demand cycle, with the Cass Freight Shipment Index declining on a year-over-year basis for the 15th consecutive quarter, we hit our mid-cycle operating margin targets in both NAST and Global Forwarding in the second quarter of 2026."

"We achieved this through the disciplined execution of our Lean AI strategy, which has enabled us to identify and remove waste and to automate manual processes in the quote-to-cash lifecycle of an order. The result has been evergreen productivity improvements of over 60% since the end of 2022 in both NAST and Global Forwarding. The execution of our strategy has also enabled us to build a scalable model with significant operating leverage, which contributed to the 20% year-over-year increase in our adjusted operating income."

"But our Lean AI strategy isn’t just about generating higher productivity," added Bozeman. "First and foremost, it needs to result in better service to our customers and carriers, and our scores related to customer satisfaction are exceptionally strong. As we continue to purposefully engineer our work to drive higher automation, an industry-leading cost to serve, and service to our customers and carriers that is better than ever, we’ve consistently gained market share in our NAST business. The second quarter of 2026 was the 13th consecutive quarter in which our year-over-year NAST volume growth outpaced the Cass Freight Shipment Index."

"In our Global Forwarding business, the team continues to help our customers navigate ongoing disruptions across global shipping networks, and they continue to implement the same revenue management disciplines that have been successfully deployed in NAST. Additionally, they are moving from manual, reactive work that is dependent on manual handoffs toward automated workflows that are faster, more connected, and easier to manage at scale. While this journey is still ongoing, we're already seeing encouraging progress in several areas, and as a result, the Global Forwarding team delivered year-over-year productivity improvements of more than 15% in the second quarter of 2026 and achieved an adjusted operating margin, excluding restructuring, of 33.4%."

"We’ll continue to focus on providing differentiated service and solutions to our customers and carriers, executing with discipline, and improving our business model and our cost to serve. We’re highly confident in our ability to continue executing on all of our strategic initiatives, and the strategies that our team is executing are built to be effective in any market environment," said Bozeman.

Summary of Second Quarter of 2026 Results Compared to the Second Quarter of 2025
•Total revenues increased 19.3% to $4.9 billion, primarily driven by higher pricing in our truckload, less than truckload ("LTL"), air and ocean services.
•Gross profits increased 6.8% to $725.9 million. Adjusted gross profits(1) increased 6.5% to $738.0 million, primarily driven by higher adjusted gross profit per transaction in our LTL and air services and higher volume in our LTL services.
•Operating expenses increased 1.0% to $482.2 million. Personnel expenses increased 0.9% to $338.5 million, primarily due to higher incentive compensation reflecting our strong operating performance. This was partially offset by cost optimization efforts and productivity improvements. Average employee headcount declined 10.8%. Other selling, general and administrative (“SG&A”) expenses increased 1.2% to $143.8 million, primarily due to increases across several expense categories.
•Income from operations totaled $255.7 million, up 18.4% due to the increase in adjusted gross profit, partially offset by the increase in operating expenses. Adjusted operating margin(1) of 34.7% increased 360 basis points.
•Interest and other income/expense, net totaled $17.9 million of expense, consisting primarily of $16.9 million of interest expense, which increased $0.1 million versus last year due to a higher average debt balance, partially offset by lower variable interest rates. The second quarter of 2026 results also include a $1.4 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate in the quarter was 21.5% compared to 21.4% in the second quarter of 2025.
•Net income totaled $186.8 million, up 22.5% from a year ago. Diluted EPS of $1.56 increased 23.8%. Adjusted diluted EPS(1) of $1.61 increased 24.8%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

Summary of 2026 Year-to-Date Results Compared to 2025
•Total revenues increased 9.3% to $8.9 billion, primarily driven by higher pricing in our truckload and LTL services.
•Gross profits increased 2.7% to $1.4 billion. Adjusted gross profits(1) increased 2.4% to $1.4 billion, primarily driven by higher adjusted gross profit per transaction in our LTL and air services. This was partially offset by lower adjusted gross profit per transaction in our ocean services.
•Operating expenses decreased 0.7% to $967.0 million. Personnel expenses increased 1.1% to $691.2 million, primarily due to higher restructuring charges related to workforce reductions. This was partially offset by cost optimization efforts and productivity improvements. Average employee headcount declined 11.9%. Other SG&A expenses decreased 4.8% to $275.8 million primarily due to reductions across several expense categories and due to a prior year impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building.
•Income from operations totaled $431.4 million, up 9.8% from last year due to the increase in adjusted gross profit and the decrease in operating expenses. Adjusted operating margin(1) of 30.9% increased 220 basis points.
•Interest and other income/expense, net totaled $26.9 million of expense, primarily consisting of $30.9 million of interest expense, which decreased $2.7 million versus last year due to lower variable interest rates and a lower average debt balance. The year-to-date results also include $2.2 million of interest income and a $0.3 million net gain from foreign currency revaluation and realized foreign currency gains and losses.
•The effective tax rate for the six months ended June 30, 2026 was 17.4% compared to 17.9% in the year-ago period.
•Net income totaled $334.0 million, up 16.1% from a year ago. Diluted EPS of $2.78 increased 17.3%. Adjusted diluted EPS(1) of $2.95 increased 19.9%.
(1) Adjusted gross profits, adjusted operating margin and adjusted diluted EPS are non-GAAP financial measures. The same factors described in this release that impacted these non-GAAP measures also impacted the comparable GAAP measures. Refer to pages 11 through 14 for further discussion and GAAP to Non-GAAP Reconciliations.

North American Surface Transportation (“NAST”) Results
Summarized financial results of our NAST segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% change	2026	2025	% change
Total revenues	$3,593,269	$2,918,227	23.1%	$6,540,592	$5,786,647	13.0%
Adjusted gross profits(1)	469,389	432,248	8.6%	900,466	850,572	5.9%
Income from operations	189,845	163,991	15.8%	334,975	307,662	8.9%

____________________________________________
(1) Adjusted gross profits and adjusted operating margin - excluding restructuring are non-GAAP financial measures explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the NAST segment totaled $3.6 billion, an increase of 23.1% over the prior year, primarily driven by higher pricing in our truckload and LTL services. NAST adjusted gross profits increased 8.6% in the quarter to $469.4 million. Adjusted gross profits in truckload increased 0.2% due to a 0.5% increase in volume. Our average truckload linehaul rate per mile charged to our customers, which excludes fuel surcharges, increased approximately 25.5% in the quarter compared to the prior year, while truckload linehaul cost per mile, excluding fuel surcharges, increased 29.0%, resulting in a 2.0% increase in truckload adjusted gross profit per mile. LTL adjusted gross profits increased 21.7% versus the year-ago period, driven by a 19.5% increase in adjusted gross profit per order and a 2.0% increase in LTL volume. Total NAST truckload and LTL volume increased 1.5% versus the year-ago period and outpaced the market indices. Operating expenses increased 4.2%, primarily due to higher claims expenses and higher incentive compensation reflecting our strong operating performance, partially offset by cost optimization efforts and productivity improvements. Second quarter average employee headcount was down 11.6% year-over-year. Income from operations increased 15.8% to $189.8 million, and adjusted operating margin expanded 250 basis points to 40.4%. Adjusted operating margin - excluding restructuring(1) increased 280 basis points to 40.9%.

Global Forwarding Results
Summarized financial results of our Global Forwarding segment are as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% change	2026	2025	% change
Total revenues	$896,604	$797,800	12.4%	$1,561,334	$1,572,688	(0.7)%
Adjusted gross profits(1)	188,830	187,581	0.7%	351,121	372,209	(5.7)%
Income from operations	60,970	51,330	18.8%	92,654	94,273	(1.7)%

____________________________________________
(1) Adjusted gross profits and adjusted operating margin - excluding restructuring are non-GAAP financial measures explained later in this release. The difference between adjusted gross profits and gross profits is not material.

Second quarter total revenues for the Global Forwarding segment increased 12.4% to $896.6 million, primarily driven by higher pricing in our air and ocean services. Adjusted gross profits increased 0.7% in the quarter to $188.8 million. Ocean adjusted gross profits decreased 2.8%, driven by a 4.0% decrease in adjusted gross profit per shipment, partially offset by a 1.0% increase in shipments. Air adjusted gross profits increased 23.4%, driven by a 33.5% increase in adjusted gross profit per metric ton shipped, partially offset by a 7.5% decline in metric tons shipped. Customs adjusted gross profits decreased 9.4%, driven by a 7.5% decrease in adjusted gross profit per transaction and a 2.0% reduction in transaction volume. Operating expenses decreased 6.2%, primarily due to cost optimization efforts and lower incentive compensation. Second quarter average employee headcount decreased 16.6% year-over-year. Income from operations increased 18.8% to $61.0 million, and adjusted operating margin expanded 490 basis points to 32.3% in the quarter. Adjusted operating margin - excluding restructuring(1) expanded 470 basis points to 33.4%.

All Other and Corporate Results

Total revenues and adjusted gross profits for Robinson Fresh, Managed Solutions and Other Surface Transportation are summarized as follows (dollars in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% change	2026	2025	% change
Total revenues	$444,225	$420,516	5.6%	$845,106	$823,948	2.6%
Adjusted gross profits(1):
Robinson Fresh	$47,276	$44,395	6.5%	$84,793	$82,048	3.3%
Managed Solutions	32,471	29,007	11.9%	62,079	56,853	9.2%
Other Surface Transportation(2)	—	—	—%	—	4,637	(100.0)%

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.
(2) Includes our Europe Surface Transportation business, which was divested as of February 1, 2025.

Second quarter Robinson Fresh adjusted gross profits increased 6.5% to $47.3 million driven by a volume increase with foodservice customers. Managed Solutions adjusted gross profits increased 11.9% due to an increase in freight under management.

Other Income Statement Items
Interest and other income/expense, net totaled $17.9 million of expense, consisting primarily of $16.9 million of interest expense, which increased $0.1 million versus the second quarter of 2025 due to a higher average debt balance, partially offset by lower variable interest rates. The second quarter of 2026 results also include a $1.4 million net loss from foreign currency revaluation and realized foreign currency gains and losses.
The second quarter effective tax rate was 21.5% compared to 21.4% in the second quarter of 2025. For 2026, we expect our full-year effective tax rate to be 18% to 20%.
Diluted weighted average shares outstanding in the quarter were down 1.1% year-over-year due to share repurchases that have occurred over the past twelve months.

Cash Flow Generation and Capital Distribution
Cash generated from operations totaled $35.9 million in the second quarter, compared to $227.1 million in the second quarter of 2025. The $191.2 million decrease in cash flow from operations was primarily related to a $227.3 million decrease in cash generated by changes in net operating working capital, due to a $196.4 million sequential increase in net operating working capital in the second quarter of 2026 compared to a $30.9 million sequential decrease in the second quarter of 2025.
In the second quarter of 2026, cash returned to shareholders totaled $301.3 million, with $226.0 million in repurchases of common stock and $75.3 million in cash dividends.
Capital expenditures totaled $18.2 million in the quarter. Capital expenditures for 2026 are expected to be $65 million to $75 million.

About C.H. Robinson
C.H. Robinson is the global leader in Lean AI supply chains. For more than a century, companies everywhere have looked to us to reimagine how goods move. Now, as we redefine what’s next for the industry, that same drive fuels our commitment to Building Tomorrow’s Supply Chains, Today™. Trusted by 75,000 customers and 450,000 contract carriers, we manage 37 million shipments annually, representing $23 billion in freight. We deliver tailored solutions across the world via truckload, less-than-truckload, ocean, air, and more. With our unique combination of human insight and Lean AI working as one, supply chains move faster, smarter, and more sustainably. As a responsible global citizen, we proudly contribute millions to the causes that matter most to our employees. For more information, visit us at chrobinson.com (Nasdaq: CHRW).

Except for the historical information contained herein, the matters set forth in this release are forward-looking statements that represent our expectations, beliefs, intentions or strategies concerning future events. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our historical experience or our present expectations, including, but not limited to, factors such as changes in economic conditions, including uncertain consumer demand; changes in market demand and pressures on the pricing for our services; fuel price increases or decreases, or fuel shortages; competition and growth rates within the global logistics industry that could adversely impact our profitability and achieving our long-term growth targets; freight levels and increasing costs and availability of truck capacity or alternative means of transporting freight; risks associated with seasonal changes or significant disruptions in the transportation industry; risks associated with identifying and completing suitable acquisitions; our dependence on and changes in relationships with existing contracted truck, rail, ocean, and air carriers; risks associated with the loss of significant customers; risks associated with reliance on technology to operate our business, including reliance on third-party platforms and cybersecurity related risks; our ability to staff and retain employees; risks associated with operations outside of the U.S.; our ability to successfully integrate the operations of acquired companies with our historic operations or efficiently managing divestitures; climate change related risks; risks associated with our indebtedness; risks associated with interest rates; risks associated with litigation, including contingent auto liability and insurance coverage; risks associated with the potential impact of changes in government regulations, including environmental-related regulations; risks associated with the changes to income tax regulations; risks associated with the produce industry, including food safety and contamination issues; the impact of changes in political and governmental conditions; changes to our capital structure; changes due to catastrophic events; risks associated with the usage of artificial intelligence technologies; and other risks and uncertainties detailed in our Annual and Quarterly Reports.

Any forward-looking statement speaks only as of the date on which such statement is made, and we undertake no obligation to update such statement to reflect events or circumstances arising after such date. All remarks made during our financial results conference call will be current at the time of the call, and we undertake no obligation to update the replay.

Conference Call Information:
C.H. Robinson Worldwide Second Quarter 2026 Earnings Conference Call
Wednesday, July 29, 2026; 5:30 p.m. Eastern Time
Presentation slides and a simultaneous live audio webcast of the conference call may be accessed through C.H. Robinson's Investor Relations website at investor.chrobinson.com.
To participate in the conference call by telephone, please call ten minutes early by dialing: 877-269-7756

Adjusted Gross Profit by Service Line
(in thousands)

This table of summary results presents our service line adjusted gross profits on an enterprise basis. The service line adjusted gross profits in the table differ from the service line adjusted gross profits discussed within the segments as our segments may have revenues from multiple service lines.

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% change	2026	2025	% change
Adjusted gross profits(1):
Transportation
Truckload	$264,164	$267,913	(1.4)%	$515,763	$530,201	(2.7)%
LTL	185,309	152,186	21.8%	348,757	300,597	16.0%
Ocean	104,988	107,902	(2.7)%	194,907	223,237	(12.7)%
Air	42,339	34,461	22.9%	75,063	67,271	11.6%
Customs	31,787	35,098	(9.4)%	64,107	62,018	3.4%
Other logistics services	67,774	56,459	20.0%	126,165	111,240	13.4%
Total transportation	696,361	654,019	6.5%	1,324,762	1,294,564	2.3%
Sourcing	41,605	39,212	6.1%	73,697	71,755	2.7%
Total adjusted gross profits	$737,966	$693,231	6.5%	$1,398,459	$1,366,319	2.4%
____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained later in this release. The difference between adjusted gross profits and gross profits is not material.

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)
Our adjusted gross profit is a non-GAAP financial measure. Adjusted gross profit is calculated as gross profit excluding amortization of internally developed software utilized to directly serve our customers and contracted carriers. We believe adjusted gross profit is a useful measure of our ability to source, add value, and sell services and products that are provided by third parties, and we consider adjusted gross profit to be a primary performance measurement. Accordingly, the discussion of our results of operations often focuses on the changes in our adjusted gross profit. The reconciliation of gross profit to adjusted gross profit is presented below (in thousands):

	Three Months Ended June 30,			Six Months Ended June 30,
	2026	2025	% change	2026	2025	% change
Revenues:
Transportation	$4,524,773	$3,746,660	20.8%	$8,168,484	$7,468,575	9.4%
Sourcing	409,325	389,883	5.0%	778,548	714,708	8.9%
Total revenues	4,934,098	4,136,543	19.3%	8,947,032	8,183,283	9.3%
Costs and expenses:
Purchased transportation and related services	3,828,412	3,092,641	23.8%	6,843,722	6,174,011	10.8%
Purchased products sourced for resale	367,720	350,671	4.9%	704,851	642,953	9.6%
Direct internally developed software amortization	12,038	13,681	(12.0)%	25,900	29,347	(11.7)%
Total direct expenses	4,208,170	3,456,993	21.7%	7,574,473	6,846,311	10.6%
Gross profit	$725,928	$679,550	6.8%	$1,372,559	$1,336,972	2.7%
Plus: Direct internally developed software amortization	12,038	13,681	(12.0)%	25,900	29,347	(11.7)%
Adjusted gross profit	$737,966	$693,231	6.5%	$1,398,459	$1,366,319	2.4%

Our adjusted operating margin is a non-GAAP financial measure calculated as operating income divided by adjusted gross profit. Our adjusted operating margin - excluding restructuring and/or loss on divestiture is a similar non-GAAP financial measure as adjusted operating margin, but also excludes the impact of restructuring and/or loss from divestiture. We believe adjusted operating margin and adjusted operating margin - excluding restructuring and/or loss on divestiture are useful measures of our profitability in comparison to our adjusted gross profit, which we consider a primary performance metric as discussed above. The comparisons of operating margin to adjusted operating margin and adjusted operating margin - excluding restructuring and/or loss on divestiture are presented below:

	Three Months Ended June 30,				Six Months Ended June 30,
	2026	2025	% change		2026	2025	% change

Total revenues	$4,934,098	$4,136,543	19.3%		$8,947,032	$8,183,283	9.3%
Income from operations	255,743	215,919	18.4%		431,429	392,772	9.8%
Operating margin	5.2%	5.2%	— bps		4.8%	4.8%	— bps

Adjusted gross profit	$737,966	$693,231	6.5%		$1,398,459	$1,366,319	2.4%
Income from operations	255,743	215,919	18.4%		431,429	392,772	9.8%
Adjusted operating margin	34.7%	31.1%	360	bps	30.9%	28.7%	220	bps

Adjusted gross profit	$737,966	$693,231	6.5%		$1,398,459	$1,366,319	2.4%
Adjusted income from operations	263,233	220,229	19.5%		459,154	405,695	13.2%
Adjusted operating margin - excluding restructuring and/or loss on divestiture	35.7%	31.8%	390	bps	32.8%	29.7%	310	bps

GAAP to Non-GAAP Reconciliation
(unaudited, in thousands)

Our adjusted income from operations, adjusted operating margin - excluding restructuring and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted) are non-GAAP financial measures. These non-GAAP measures are calculated excluding the impact of restructuring and/or loss from divestiture. We believe that these measures provide useful information to investors and include them within our internal reporting to our chief operating decision maker. Accordingly, the discussion of our results of operations includes discussion on the changes in our adjusted income from operations, adjusted operating margin - excluding restructuring and/or loss on divestiture, adjusted net income and adjusted net income per share (diluted). The reconciliation of these non-GAAP measures are presented below (in thousands except per share data):

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2026
Income from operations	$189,845	$60,970	$4,928	$255,743
Severance and other personnel expenses	2,019	2,998	2,999	8,016
Other selling, general, and administrative expenses	138	(828)	164	(526)
Total adjustments to income from operations(1)	2,157	2,170	3,163	7,490
Adjusted income from operations	$192,002	$63,140	$8,091	$263,233

Adjusted gross profit	$469,389	$188,830	$79,747	$737,966
Adjusted income from operations	192,002	63,140	8,091	263,233
Adjusted operating margin - excluding restructuring	40.9%	33.4%	10.1%	35.7%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2026
Income from operations	$334,975	$92,654	$3,800	$431,429
Severance and other personnel expenses	18,053	4,081	4,652	26,786
Other selling, general, and administrative expenses	180	599	160	939
Total adjustments to income from operations(2)	18,233	4,680	4,812	27,725
Adjusted income from operations	$353,208	$97,334	$8,612	$459,154

Adjusted gross profit	$900,466	$351,121	$146,872	$1,398,459
Adjusted income from operations	353,208	97,334	8,612	459,154
Adjusted operating margin - excluding restructuring	39.2%	27.7%	5.9%	32.8%

	Three Months Ended June 30, 2026		Six Months Ended June 30, 2026
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$186,786	$1.56	$334,019	$2.78
Restructuring and related costs, pre-tax	7,490	0.06	27,725	0.23
Tax effect of adjustments	(2,008)	(0.01)	(6,627)	(0.06)
Adjusted net income and per share (diluted)	$192,268	$1.61	$355,117	$2.95
____________________________________________
(1) The three months ended June 30, 2026 includes severance and other personnel expenses of $8.0 million related to workforce reductions and a $0.5 million net gain driven by the favorable termination of an operating lease.
(2) The six months ended June 30, 2026 includes severance and other personnel expenses of $26.8 million related to workforce reductions and $0.9 million of other charges.

Non-GAAP Reconciliation:	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2025
Income from operations	$163,991	$51,330	$598	$215,919
Severance and other personnel expenses	677	2,576	635	3,888
Other selling, general, and administrative expenses	—	—	422	422
Total adjustments to income from operations(1)	677	2,576	1,057	4,310
Adjusted income from operations	$164,668	$53,906	$1,655	$220,229

Adjusted gross profit	$432,248	$187,581	$73,402	$693,231
Adjusted income from operations	164,668	53,906	1,655	220,229
Adjusted operating margin - excluding restructuring and loss on divestiture	38.1%	28.7%	N/M	31.8%

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2025
Income (loss) from operations	$307,662	$94,273	$(9,163)	$392,772
Severance and other personnel expenses	677	2,576	1,822	5,075
Other selling, general, and administrative expenses	—	—	7,848	7,848
Total adjustments to income from operations(2)	677	2,576	9,670	12,923
Adjusted income from operations	$308,339	$96,849	$507	$405,695

Adjusted gross profit	$850,572	$372,209	$143,538	$1,366,319
Adjusted income from operations	308,339	96,849	507	405,695
Adjusted operating margin - excluding restructuring and loss on divestiture	36.3%	26.0%	N/M	29.7%

	Three Months Ended June 30, 2025		Six Months Ended June 30, 2025
	$ in 000's	per share	$ in 000's	per share
Net income and per share (diluted)	$152,471	$1.26	$287,773	$2.37
Restructuring and related costs, pre-tax	3,881	0.04	10,140	0.08
Loss on divestiture, pre-tax	429	—	2,783	0.02
Tax effect of adjustments	(1,005)	(0.01)	(2,031)	(0.01)
Adjusted net income and per share (diluted)	$155,776	$1.29	$298,665	$2.46
____________________________________________
(1) The three months ended June 30, 2025 includes severance and other personnel expenses of $3.9 million related to workforce reductions and $0.4 million of other charges.
(2) The six months ended June 30, 2025 includes severance and other personnel expenses of $5.1 million primarily related to workforce reductions and $7.8 million of other charges, which include a $6.3 million impairment charge on our Kansas City regional center lease resulting from the execution of a sublease agreement on a portion of the building.

Condensed Consolidated Statements of Income
(unaudited, in thousands, except per share data)

	Three Months Ended June 30,			Six Months Ended June 30,

	2026	2025	% change	2026	2025	% change

Revenues:
Transportation	$4,524,773	$3,746,660	20.8%	$8,168,484	$7,468,575	9.4%
Sourcing	409,325	389,883	5.0%	778,548	714,708	8.9%
Total revenues	4,934,098	4,136,543	19.3%	8,947,032	8,183,283	9.3%
Costs and expenses:
Purchased transportation and related services	3,828,412	3,092,641	23.8%	6,843,722	6,174,011	10.8%
Purchased products sourced for resale	367,720	350,671	4.9%	704,851	642,953	9.6%
Personnel expenses	338,472	335,322	0.9%	691,195	683,875	1.1%
Other selling, general, and administrative expenses	143,751	141,990	1.2%	275,835	289,672	(4.8)%
Total costs and expenses	4,678,355	3,920,624	19.3%	8,515,603	7,790,511	9.3%
Income from operations	255,743	215,919	18.4%	431,429	392,772	9.8%
Interest and other income/expense, net	(17,878)	(22,026)	(18.8)%	(26,891)	(42,077)	(36.1)%
Income before provision for income taxes	237,865	193,893	22.7%	404,538	350,695	15.4%
Provision for income taxes	51,079	41,422	23.3%	70,519	62,922	12.1%
Net income	$186,786	$152,471	22.5%	$334,019	$287,773	16.1%

Net income per share (basic)	$1.58	$1.27	24.4%	$2.80	$2.39	17.2%
Net income per share (diluted)	$1.56	$1.26	23.8%	$2.78	$2.37	17.3%

Weighted average shares outstanding (basic)	118,565	120,244	(1.4)%	119,181	120,605	(1.2)%
Weighted average shares outstanding (diluted)	119,751	121,025	(1.1)%	120,350	121,442	(0.9)%

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2026
Total revenues	$3,593,269	$896,604	$444,225	$4,934,098
Adjusted gross profits(1)	469,389	188,830	79,747	737,966
Income from operations	189,845	60,970	4,928	255,743
Depreciation and amortization	4,763	1,486	16,320	22,569
Total assets(2)	3,453,880	1,275,412	1,114,214	5,843,506
Average employee headcount	4,671	3,699	3,101	11,471

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Three Months Ended June 30, 2025
Total revenues	$2,918,227	$797,800	$420,516	$4,136,543
Adjusted gross profits(1)	432,248	187,581	73,402	693,231
Income from operations	163,991	51,330	598	215,919
Depreciation and amortization	4,815	2,188	17,863	24,866
Total assets(2)	2,971,926	1,332,889	1,017,096	5,321,911
Average employee headcount	5,283	4,436	3,139	12,858
_______________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Business Segment Information
(unaudited, in thousands, except average employee headcount)

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2026
Total revenues	$6,540,592	$1,561,334	$845,106	$8,947,032
Adjusted gross profits(1)	900,466	351,121	146,872	1,398,459
Income from operations	334,975	92,654	3,800	431,429
Depreciation and amortization	9,526	3,421	34,474	47,421
Total assets(2)	3,453,880	1,275,412	1,114,214	5,843,506
Average employee headcount	4,732	3,767	3,100	11,599

	NAST	Global Forwarding	All Other and Corporate	Consolidated
Six Months Ended June 30, 2025
Total revenues	$5,786,647	$1,572,688	$823,948	$8,183,283
Adjusted gross profits(1)	850,572	372,209	143,538	1,366,319
Income (loss) from operations	307,662	94,273	(9,163)	392,772
Depreciation and amortization	9,624	4,327	36,557	50,508
Total assets(2)	2,971,926	1,332,889	1,017,096	5,321,911
Average employee headcount	5,283	4,469	3,414	13,166

____________________________________________
(1) Adjusted gross profits is a non-GAAP financial measure explained above. The difference between adjusted gross profits and gross profits is not material.
(2) All cash and cash equivalents are included in All Other and Corporate.

Condensed Consolidated Balance Sheets
(unaudited, in thousands)

	June 30, 2026	December 31, 2025
Assets
Current assets:
Cash and cash equivalents	$154,590	$160,871
Receivables, net of allowance for credit loss	3,055,149	2,360,829
Contract assets, net of allowance for credit loss	230,598	156,441
Prepaid expenses and other	120,563	120,402
Total current assets	3,560,900	2,798,543

Property and equipment, net of accumulated depreciation and amortization	108,492	116,362
Right-of-use lease assets	261,199	278,323
Intangible and other assets, net of accumulated amortization	1,912,915	1,865,153
Total assets	$5,843,506	$5,058,381

Liabilities and stockholders’ investment
Current liabilities:
Accounts payable and outstanding checks	$1,686,822	$1,241,276
Accrued expenses:
Compensation	120,754	188,838
Transportation expense	188,259	120,708
Income taxes	6,415	33,745
Other accrued liabilities	178,658	174,955
Current lease liabilities	70,654	72,180
Total current liabilities	2,251,562	1,831,702

Long-term debt	1,685,017	1,089,438
Noncurrent lease liabilities	216,900	233,768
Noncurrent income taxes payable	38,499	34,875
Deferred tax liabilities	21,383	21,526
Other long-term liabilities	2,455	1,425
Total liabilities	4,215,816	3,212,734

Total stockholders’ investment	1,627,690	1,845,647
Total liabilities and stockholders’ investment	$5,843,506	$5,058,381

Condensed Consolidated Statements of Cash Flow
(unaudited, in thousands, except employee count)

	Six Months Ended June 30,
Operating activities:	2026	2025
Net income	$334,019	$287,773
Adjustments to reconcile net income to net cash provided by (used for) operating activities:
Depreciation and amortization	47,421	50,508
Provision for credit losses	3,760	6,605
Stock-based compensation	53,005	44,028
Deferred income taxes	24,903	15,419
Excess tax benefit on stock-based compensation	(27,386)	(8,155)
Change in loss on disposal group	—	(569)
Other operating activities	2,176	7,254
Changes in operating elements:
Receivables	(704,333)	(108,002)
Contract assets	(74,457)	11,595
Prepaid expenses and other	144	(27,934)
Right of use asset	15,894	24,704
Accounts payable and outstanding checks	441,310	121,249
Accrued compensation	(68,860)	(64,607)
Accrued transportation expense	67,551	(5,056)
Accrued income taxes	3,400	30,866
Other accrued liabilities	6,414	(20,779)
Lease liability	(18,117)	(31,844)
Other assets and liabilities	(2,347)	604
Net cash provided by operating activities	104,497	333,659
Investing activities:
Purchases of property and equipment	(7,610)	(10,640)
Purchases and development of software	(25,642)	(25,601)
Cash used for acquisitions, net of cash acquired	(78,948)	—
Proceeds from divestiture	11,828	27,737
Net cash used for investing activities	(100,372)	(8,504)
Financing activities:
Proceeds from stock issued for employee benefit plans	55,434	27,026
Stock tendered for payment of withholding taxes	(74,566)	(54,589)
Repurchase of common stock	(432,183)	(128,767)
Cash dividends	(154,300)	(152,355)
Proceeds from long-term borrowings	1,952,000	—
Payments on long-term borrowings	(1,357,000)	—
Proceeds from short-term borrowings	—	1,240,800
Payments on short-term borrowings	—	(1,264,800)
Net cash used for financing activities	(10,615)	(332,685)
Effect of exchange rates on cash and cash equivalents	209	6,985
Net change in cash and cash equivalents, including cash and cash equivalents classified within assets held for sale	(6,281)	(545)
Plus: net decrease in cash and cash equivalents within assets held for sale	—	10,776
Cash and cash equivalents, beginning of period	160,871	145,762
Cash and cash equivalents, end of period	$154,590	$155,993

Employees as of June 30	11,388	12,803

Source: C.H. Robinson
CHRW-IR